UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                                                   September 17, 2009

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.02.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 17, 2009 the Registrant received a notice from The NASDAQ Stock Market stating that the minimum bid price of its common stock was below $1.00 per share for 30 consecutive business days and that the Registrant was therefore not in compliance with Marketplace Rule 5450(a)(2). The notification letter has no effect at this time on the listing of the Registrant's common stock on The NASDAQ Global Market. Applied Energetics common stock will continue to trade on The NASDAQ Global Market under the symbol AERG.

The notification letter states that the Registrant will be afforded 180 calendar days, or until March 16, 2010, to regain compliance with the minimum closing bid requirement. In accordance with Marketplace Rule 5810(c)(3)(a), the Registrant can regain compliance if the closing bid price of the Registrant's common stock meets or exceeds $1.00 per share for at least 10 consecutive business days.

If the Registrant does not regain compliance by March 16, 2010, NASDAQ will provide written notification to the Registrant that the Company's securities are subject to delisting. In the event the Registrant does not regain compliance by March 16, 2010, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. The Registrant believes that it currently meets the initial listing requirements for The NASDAQ Capital Market (other than the bid price) and intends to apply for such listing  if it does not regain compliance with the minimum bid price requirement for continued listing on The NASDAQ Global Market.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibit 99.1	Press Release dated September 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC. (Registrant)

By:	/s/ Joseph Hayden
Joseph Hayden Chief Operating Officer

Date:  September 23, 2009